Filed Pursuant to Rule 433

Registration Statement No. 333-271711

Schlumberger Investment S.A.

$500,000,000 5.000% Senior Notes due 2034

Pricing Term Sheet

May 21, 2024

Issuer:	Schlumberger Investment S.A.

Guarantor:	Schlumberger Limited

Issue Format:	SEC registered

Guarantor Ratings (Moody’s/S&P)*:	A2 (positive) / A (positive)

Trade Date:	May 21, 2024

Settlement Date**:	May 29, 2024

Title:	5.000% Senior Notes due 2034 (the “Notes”)

Principal Amount:	$500,000,000

Coupon:	5.000%

Price to Public:	98.332%

Interest Payment Dates:	June 1 and December 1, beginning December 1, 2024

Maturity Date:	June 1, 2034

Make-Whole Call:	T+15 basis points (at any time before March 1, 2034)

Par Call:	At any time on or after March 1, 2034

Benchmark Treasury:	UST 4.375% due May 15, 2034

Treasury Yield:	4.416%

Spread to Benchmark Treasury:	+80 basis points

Reoffer Yield:	5.216%

CUSIP:	806854 AM7

ISIN:	US806854AM76

Concurrent Private Placement:	Substantially concurrently with this offering, Schlumberger Holdings Corporation, an indirect, wholly-owned subsidiary of Schlumberger Limited, expects to price an offering of $500 million aggregate principal amount of its senior notes due 2027 and $500 million aggregate principal amount of its senior notes due 2029 (the “concurrent private placement”). The concurrent private placement is being made by means of a confidential offering memorandum only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act of 1933, as amended) and persons outside the United States as defined in and pursuant to Regulation S under the Securities Act of 1933, as amended, and not by means of the prospectus supplement and accompanying prospectus to which this pricing term sheet relates. This communication is not an offer of any securities of Schlumberger Holdings Corporation. The concurrent offering may not be completed, and the completion of the concurrent offering is not a condition to the completion of the offering of the Notes or vice versa.

Joint Book-Running Managers:

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BBVA Securities Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

SG Americas Securities, LLC

Standard Chartered Bank

Co-Managers:	BNP Paribas Securities Corp. BofA Securities, Inc. Deutsche Bank Securities Inc. MUFG Securities Americas Inc. UniCredit Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**	Settlement and Sale of the Notes

The Issuer expects to deliver the Notes against payment for the Notes on or about May 29, 2024 which will be the fifth business day following May 21, 2024, the date of the pricing of the Notes. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade Notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request a copy of the prospectus by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, J.P. Morgan Securities LLC collect at 1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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